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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration document on Form S-8 of United Auto Group Inc., of our report dated January 29, 2003 (except as to note 7 which is as of March 26, 2003), with respect to the consolidated balance sheet as of December 31, 2002 and the consolidated income statement for the year then ended, of UAG UK Holdings Limited and subsidiaries, which report appears in the December 31, 2002 annual report on Form 10-K of United Auto Group Inc. (none of the aforementioned statements are presented separately therein).



KPMG Audit Plc

Birmingham, UK

May 13, 2003